Exhibit 3.3

AMENDMENT TO ARTICLES OF INCORPORATION CHANGING NAME FROM CLIFF
TYPOGRAPHERS, INC., A NEVADA CORPORATION A NEVADA CORPORATION TO CLIFF GRAPHICS INTERNATIONAL, INC. A NEVADA CORPORATION DATED JANUARY 9, 2001 FILED IN THE OFFICE OF THE FILING FEE: $50.00 SECRETARY OF STATE OF THE BY: LORAINE TIMOTHY STATE OF NEVADA 2212 S. WEST TEMPLE SALT LAKE CITY UTAH JAN 09 1987 FRANCIES DU PAPA SECRETARY OF SATATE CERTIFICATE AMENDING THE ARTICLES OF INCORPORATION OF JOFRAN CONFECTIONERS INTERNATIONAL, INC.

The undersigned, being the President and Secretary of CLIFF TYPOGRAPHERS, INC., a Nevada corporation, hereby certify that by majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on October 30, 1986, it was agreed by unanimous vote that this Certificate Amending the Articles of Incorporation be filed.

The undersigned further certify that the original Articles of Incorporation of CLIFF TYPOGRAPHERS, INC., were filed with the Secretary of State of the State of Nevada, on July 31, 1986 and a certified copy of said Articles were filed with the Carson City County Clerk on July 31, 1986.

The undersigned further certify that Article First through Article Eleventh of the original Articles of Incorporation filed on July 31, 1986 herein are amended to read as follows:

ARTICLE FIRST: The name of the corporation is: CLIFF GRAPHICS INTERNATIONAL,
INC.
ARTICLE SECOND: No change.
ARTICLE THIRD: No change.
ARTICLE FOURTH: No change.
ARTICLE FIFTH: No change.
ARTICLE SIXTH: No change.
ARTICLE SEVENTH: No change.
ARTICLE EIGHTH: No change.
ARTICLE NINTH: No change.
ARTICLE TEN: No change.
ARTICLE ELVENTH: No change.

The number of common shares outstanding at the time of adoption were Ten Million (10,000,000) and the number voted for such amendment were Seven Million Five Hundred Thousand (7,500,000) and the number of shares voted against such amendment were Zero (0).

The undersigned hereby certify that they have on this 30th day of October, 1986, executed this Certificate amending the original Articles of Incorporation heretofore filed with the Secretary of State of Nevada. CLIFF
TYPOGRAPHERS, INC.
By: /s/ Gene T. Leo
--------------------------------
GENE LEO President
By:/s/ Don T. Wilson
--------------------------------
DON T. WILSON Secretary
STATE OF UTAH }
} ss.
COUNTY OF SALT LAKE }

On this 7 day of January, 1987, before me the undersigned a Notary Public in and for the County of Salt Lake, State of Utah, personally appeared GENE LEO and DON
T. WILSON, known to me to be the persons whose names are subscribed to the foregoing Certificate Amending Articles of Incorporation and acknowledged to me that they executed the same. My Commission Expires: 12-1-89 /s/ Notary Public
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Notary Public Residing at: Ogden, Utah